EXHIBIT 10.1
***CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.***
Share Purchase Agreement
between
Q-Cells SE
and
Renewable Energy Corporation ASA
and
Evergreen Solar, Inc.
and
Rolling Hills S.à r.l.
dated 22 March 2010
regarding the sale and purchase of Sovello AG

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Table of Contents

Section 1.	Definitions	5
Section 2.	Sale and Purchase of the Sold Shares	10
2.1	Agreement to Sell and Purchase of Sold Shares	10
2.2	Transfer of Sold Shares	10
2.3	Rights and Obligations Pertaining to Sold Shares	10
2.4	Consents and Waiver of Pre-emptive Rights	10
Section 3.	Purchase Price, Payments, Settlement of Intercompany Claims	11
3.1	Purchase Price	11
3.2	Settlement of Intercompany Claims	11
3.3	Silicon Supply Agreement	11
3.4	Exchange Rate	11
Section 4.	Closing	12
4.1	Time and Place of Closing	12
4.2	Closing Conditions	12
4.3	Right to Rescind	14
4.4	Closing Actions	15
Section 5.	Sellers’ Guarantees	16
5.1	Legal Title in the Sold Shares	16
5.2	Corporate	18
5.3	No Finder’s Fee and No Transaction Costs	19
5.4	Financial Statements	19
5.5	Real Estate	19
5.6	Permits and Legal Compliance	20
5.7	No Unlawful Business Practices	20
5.8	Proceedings	20
5.9	Employment Matters	20
5.10	Environmental Matters	20
5.11	Subsidies	21
5.12	No other Representations and Warranties	21
Section 6.	Covenants	21
6.1	Conduct of Business prior to Closing	21
6.2	Cooperation	22
6.3	Access to Information	22

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Section 7.	Indemnification by Sellers	23
7.1	Indemnification	23
7.2	Notification of Damage Claims and Remedial Measures; Cooperation in Tax Matters	24
7.3	Limitations on Liability	26
7.4	Statute of Limitation	27
7.5	No Additional Rights or Remedies	27
Section 8.	Representations of and Indemnity from Purchaser	28
8.1	Representations	28
8.2	Indemnity in Case of Breach of Representation	28
Section 9.	regulatory Requirements	29
Section 10.	Claims against Sellers	30
Section 11.	Balancing of Post-Closing Payments	31
Section 12.	Public Announcements, Disclosure, Confidentiality	32
Section 13.	Miscellaneous	33
13.1	Interest	33
13.2	Costs and Expenses	33
13.3	Notices	33
13.4	Entire Agreement; Amendments and Waivers	33
13.5	Assignments, Third Parties	34
13.6	Set-off and Retention	34
13.7	Further Assurances	34
13.8	Several Debtors	34
13.9	Designee	34
13.10	Severability	35
13.11	Interpretation	35
Section 14.	Governing Law, Jurisdiction, Service of Process	35
14.1	Governing Law	35
14.2	Jurisdiction	35
14.3	Service of Process	36

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This Share Purchase Agreement is entered into on this 22 day of March 2010, by and between
(1)	Q-Cells SE, a societas europaea, registered in the commercial register of the local court of Stendal under HRB 8150,
(hereinafter referred to as “Seller 1” or a “Seller”),
Renewable Energy Corporation ASA, a public limited company incorporated under Norwegian law, registered in Brønnøysund Register Centre under organization number 977258561,
(hereinafter referred to as “Seller 2” or a “Seller”),
Evergreen Solar Inc., a Delaware corporation incorporated under Delaware law, registered in the Delaware division of corporations under file number 2426798,
(hereinafter referred to as “Seller 3” or a “Seller” and together with Seller 1 and Seller 2 as “Sellers”),
- on the one hand -
and
(2)	Rolling Hills S.à r.l., a limited liability company incorporated under Luxembourg law registered in the commercial register of the Grand Duchy of Luxemburg under B149256,
(hereinafter referred to as “Purchaser”)

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PREAMBLE
(A)	WHEREAS, Sellers are the owners of 100% of the issued share capital of Sovello AG, registered in the commercial register of Stendal under HRB 8253 (the “Company”). The Company has a registered share capital of EUR 480,000 divided into 480,000 registered shares with no par value (auf den Namen lautende Stückaktien). 160,000 of the shares are owned by Seller 1 (the “Seller 1 Shares”), 160,000 of the shares are owned by Seller 2 (the “Seller 2 Shares”), and 160,000 of the shares are owned by Seller 3 (the “Seller 3 Shares”).

(B)	WHEREAS, Sellers intend to sell and transfer to Purchaser the Sold Shares (as defined below), and Purchaser intends to acquire the Sold Shares (the sale, purchase and transfer of the Sold Shares and the other transactions contemplated by this Agreement hereinafter the “Transaction”).

(C)	WHEREAS, Seller 3 has entered as of the date of this Agreement with the Company into a term sheet which is attached to this Agreement as Exhibit A on the new license agreements regarding the Gemini- and Quad-technology (the “New License Agreements”). The New License Agreements shall be entered into prior to Closing and shall become legally effective subject to Closing.
NOW, THEREFORE, Sellers and Purchaser agree as follows:
SECTION 1. DEFINITIONS
Capitalized terms used in this Agreement shall have the meanings ascribed to them as follows:

“Affiliate”	means any general or limited partnership, corporation, business trust, limited liability company, trust, association, civil law partnership or other unincorporated organization, or any other entity or individual, which is an affiliate (verbundenes Unternehmen) within the meaning of sections 15 et seqq. AktG or a relative or an affiliated person (nahestehende Person) within the meaning of section 15 German Tax Code (Abgabenordnung) of the respective Party.

“Agreement”	means this Share Purchase Agreement.

“AktG”	means the German Stock Corporation Act (Aktiengesetz).

“AWV”	means the German Foreign Trade Act Implementation Ordinance (Durchführungsverordnung zum Außenwirtschaftsgesetz).

“Bank Debt”	means the amounts, including accrued interest thereon,

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currently outstanding under the Loan Agreement as of the date of this Agreement, as set out in more detail in Exhibit B.

“BGB”	means the German Civil Code (Bürgerliches Gesetzbuch).

“Breach”	has the meaning as defined in Section 7.1(a).

“Business Day”	means any day on which the commercial banks in Frankfurt am Main, Germany, are open for regular business transactions.

“Business Plan”	the business plan of the Company for the period 2010-2012 attached as Exhibit C.

“Cash”	means the aggregate amount (including any accrued interest thereon) of any cash, deposits with the federal reserve bank or other financial institutions, however, excluding Restricted Cash.

“Claims against Sellers”	has the meaning as defined in Section 10.

“Closing”	has the meaning as defined in Section 4.1.

“Closing Conditions”	has the meaning as defined in Section 4.2(b).

“Closing Confirmation”	has the meaning as defined in Section 4.4(o).

“Closing Date”	has the meaning as defined in Section 4.1.

“Company”	has the meaning as defined in paragraph (A) of the Preamble.

“Company’s Bank Account”	the bank account of the Company no.: 703396200 held with Deutsche Bank AG, German bank code:
86070000.

“Damages”	has the meaning as defined in Section 7.1(a).

“Data Room”	means the data room managed by the Company and opened from 13 October to 6 November 2009 to Purchaser.

“Designee”	has the meaning as defined in Section 13.9.

“Due Diligence”	means the due diligence by Purchaser and its advisors conducted in the Data Room and based on other information provided to it.

“Environmental Laws”	has the meaning as defined in Section 5.10(b).

“EURIBOR”	means the rate for deposits in Euro for a period of three months which appears on the appropriate page of the

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Reuters screen (or such other page as may replace such page on that service for the purpose of displaying Brussels interbank offered rate quotations of major banks as of 11.00 a.m. (Brussels time) as determined by Sellers) on the relevant due date to be reset accordingly at the beginning of each following 3-months period for which such EURIBOR is fixed.

“Euro Reference Rate”	has the meaning as defined in Section 3.4

“Existing License Agreements”	has the meaning as defined in Section 3.2(a).

“Financial Statements”	has the meaning as defined in Section 5.4.

“Free Net Proceed”	has the meaning as defined in Section 11(g).

“Key Employees”	means Dr. Theodor Scheidegger, Hans-Jörg Axmann, Jörg Baumheuer, Christian Langen, Stephan Droxner and Ingolf Weise.

“Liquidity Event”	has the meaning as defined in Section 11(d).

“Loan Agreement”	The EUR 192,500,000 term and revolving credit facilities agreement between, inter alia, the Company as borrower and Deutsche Bank Luxembourg S.A. as facility agent, dated 30 April 2007 (as amended on 22 May 2007 and as amended and restated on 1 September 2008).

“Material Adverse Change”	means any decision of the management of the Company, effect, event, development, circumstance, condition, fact, matter or change which, in the aggregate, is materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or prospects of the Company, provided that any adverse effect shall in any event be deemed materially adverse if (i) it can reasonably be expected to result, in the fiscal year 2010, in a reduction of 20% or more of the turn-over, profits or assets of the Company, in each case versus the relevant amounts included in the Business Plan, (ii) it is adverse to the ability of the Company to conduct its business as presently conducted; or (iii) it is materially adverse to the ability of Sellers or Purchaser to consummate the Transaction. A Material Adverse Change shall in any event exist when insolvency proceedings for the Company are applied for.

“Minimum Return”	has the meaning as defined in Section 11(h).

“Net Advantages”	has the meaning as defined in Section 11(b).

“Net Proceeds”	has the meaning as defined in Section 11(f).

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“Net Repayment Amount”	has the meaning as defined in Section 11(b).

“New License Agreements”	has the meaning as defined in paragraph (C) of the Preamble.

“Parties”	means Sellers and Purchaser, collectively, each a “Party”.

“Permits”	has the meaning as defined in Section 5.6.

“Pre-Closing Date Tax Period”	means any tax assessment period (e.g. Veranlagungszeitraum under German tax laws) or portion of it ending on or before the Closing Date.

“Preamble”	means the preamble of this Agreement.

“Proceedings”	has the meaning as defined in Section 5.8

“Purchase Price”	has the meaning as defined in Section 3.1.

“Purchaser”	has the meaning as defined in the recitals of this Agreement.

“Purchaser’s Cash Contribu-tion”	has the meaning as defined in Section 4.2(a)(iii).

“Repayment Amount”	has the meaning as defined in Section 11(a).

“Restricted Cash”	shall mean Cash that cannot be freely used by Purchaser to permanently pay indebtedness no later than 5 Business Days after the Closing.

“Section”	means a section in this Agreement.

“Security Assignment”	has the meaning as defined in Section 13.5(a).

“Seller 1”	has the meaning as defined in the recitals of this Agreement.

“Seller 1 Shares”	has the meaning as defined in the recitals of this Agreement.

“Seller 2”	has the meaning as defined in the recitals of this Agreement.

“Seller 2 Shares”	has the meaning as defined in the recitals of this Agreement.

“Seller 3”	has the meaning as defined in the recitals of this Agreement.

“Seller 3 Bank Account”	has the meaning as defined in Section 3.2(a).

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“Seller 3 Royalty Claims”	has the meaning as defined in Section 3.2(a).

“Seller 3 Shares”	has the meaning as defined in the recitals of this Agreement.

“Sellers’ Cash Contribution”	has the meaning as defined in Section 4.4(g).

“Sellers”	has the meaning as defined in the recitals of this Agreement.

“Sellers’ Claims”	has the meaning as defined in Section 4.4(l).

“Sellers’ Guarantees”	has the meaning as defined in Section 5.

“Sellers’ Knowledge”	means with regard to each Seller, the actual knowledge as of the date of this Agreement of any of the persons listed in Exhibit D or the knowledge of any of such persons could have had, if they had not acted grossly negligent (grobfahrlässige Unkenntnis), excluding, for the avoidance of doubt, any executive (Vorstand) or employee of the Company.

“Shareholder Loans”	means the loans granted by Sellers to the Company as set out in Exhibit E, including accrued interest thereon, outstanding as of Closing.

“Share Certificates”	means the share certificates which have been issued prior to the date hereof in relation to the Sold Shares.

“Silicon Supply Agreement”	has the meaning as defined in Section 3.3.

“Sold Shares”	has the meaning as defined in Section 2.1.

“Tax”, “Taxes”	has the meaning as defined in Section 11(c).

“Tax Claim”	has the meaning as defined in Section 7.2(e).

“Tax Disadvantages”	has the meaning as defined in Section 11(c).

“Transaction”	has the meaning as defined in paragraph (B) of the Preamble.

“Transaction Costs”	are any fees or costs with respect to an attempted or contemplated sale of shares in the Company or a similar transaction, including any costs relating to the Transaction or the execution of this Agreement.

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SECTION 2. SALE AND PURCHASE OF THE SOLD SHARES
2.1	Agreement to Sell and Purchase of Sold Shares
Upon the terms and subject to the conditions set forth in this Agreement,
Seller 1 hereby sells to Purchaser and Purchaser hereby purchases from Seller 1, the Seller 1 Shares,
Seller 2 hereby sells to Purchaser and Purchaser hereby purchases from Seller 2, the Seller 2 Shares, and
Seller 3 hereby sells to Purchaser and Purchaser hereby purchases from Seller 3, the Seller 3 Shares.
The shares sold pursuant to this Section 2.1 are collectively referred to herein as “Sold Shares”.
2.2	Transfer of Sold Shares
At Closing (as defined in Section 4.1), Seller 1 shall assign and transfer to Purchaser the Seller 1 Shares, Seller 2 shall assign and transfer to Purchaser the Seller 2 Shares, and Seller 3 shall assign and transfer to Purchaser the Seller 3 Shares, in each case in accordance with Section 4.4.
2.3	Rights and Obligations Pertaining to Sold Shares
The Sold Shares shall be sold and transferred to Purchaser with all rights and obligations pertaining thereto, including the right to receive all profits from the Company for the fiscal year beginning on January 1, 2010, and for prior fiscal years which have not been distributed to Sellers. Section 101 no. 2 BGB is hereby explicitly excluded.
2.4	Consents and Waiver of Pre-emptive Rights

(a)	Each of the Sellers hereby consents to the sale of the Sold Shares and to the transfer of the Sold Shares at Closing pursuant to Section 4.4. The resolution of the general meeting of the Company approving the transfer of the Sold Shares is attached hereto as Exhibit 2.4(a)(i). The consent of the Company approving the transfer of the Sold Shares is attached hereto as Exhibit 2.4(a)(ii).

(b)	Each of the Sellers hereby waives any pre-emptive rights and any other rights it may have with regard to the Sold Shares.

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SECTION 3. PURCHASE PRICE, PAYMENTS, SETTLEMENT OF INTERCOMPANY CLAIMS
3.1	Purchase Price
The purchase price for the Sold Shares (hereinafter referred to as “Purchase Price”) shall be equal to [****] in total and shall not be subject to any adjustment.
3.2	Settlement of Intercompany Claims

(a)	Seller 3 has certain outstanding claims against the Company regarding royalties under the license agreements regarding the Gemini-technology dated 29 September 2006 and regarding the Quad-technology dated 6 October 2008 (together the “Existing License Agreements”) in the aggregate amount of [****] plus accrued, but unpaid interest thereon in the amount of [****] (such claims referred to herein as the “Seller 3 Royalty Claims”), which shall be finally and irrevocably settled by the Company to Seller 3 at Closing to the bank account of Seller 3 [****].

(b)	The Company has certain claims against Seller 3 pertaining to customer account receivables (i) in the amount of [****] plus accrued, but unpaid interest thereon in the amount of [****], and (ii) in the amount of [****] plus accrued, but unpaid interest thereon in the amount of [****]. Seller 3 shall settle such claims by way of payments to the Company in accordance with the underlying terms, however, on the Closing Date at the latest.

(c)	Any other current and future claims of Sellers against the Company which are excluded from Sellers’ waiver in Exhibit 4.4(l) shall be settled by the Company as specified in Exhibit 4.4(l).
3.3	Silicon Supply Agreement
Seller 2 hereby agrees to use its shareholder rights (to the extent legally permitted) to cause REC Solar Grade Silicon LLC to enter into an amendment agreement on the standard agreement for the supply of polysilicon between REC Solar Grade Silicon LLC as supplier and the Company as customer dated 29 September 2006, as amended from time to time (the “Silicon Supply Agreement”), according to which the minimum purchase volume of the Company will be [****] to the extent legally permitted. Furthermore, Seller 2 hereby agrees to use its shareholder rights (to the extent legally permitted) to cause REC Solar Grade Silicon LLC to negotiate in good faith with the Company an amendment to the Silicon Supply Agreement regarding the issues listed in Exhibit 3.3.
3.4	Exchange Rate
Any amount to be paid under this Agreement which is not denominated in Euro shall be translated for the purposes of payments into Euro. The exchange rate applied shall be the exchange rate which is published by the European Central Bank (the “Euro Reference Rate”) on the day immediately before the date when the payment is made or, if no Euro Reference

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Rate is published on this day, on the day when the Euro Reference Rate was last published before such date.
SECTION 4. CLOSING
4.1	Time and Place of Closing
Subject to the satisfaction or waiver of all conditions precedent set forth in Section 4.2, the consummation of the transactions contemplated by this Agreement, as set forth in Section 4.4 below (the “Closing”), shall, unless otherwise agreed between the Parties, take place at the offices of Heymann & Partner, Taunusanlage 1, 60329 in Frankfurt am Main, Germany, on the fifth Business Day after the day on which the conditions set forth in Section 4.2(a) below are met, or at any other time or place as the Parties may mutually agree. The date on which the Closing is consummated is referred to herein as the “Closing Date”.
4.2	Closing Conditions

(a)	The obligations of Purchaser and Sellers to consummate the Closing are subject to the satisfaction of all of the following conditions precedent:
(i)	The review period under section 53 para. 3 AWV has expired or has been terminated by the Federal Ministry of Economics and Technology (Bundesministerium für Wirtschaft und Technologie) and the unconditional approval of the Federal Ministry of Economics and Technology has been obtained or is deemed to have been obtained.

(ii)	Consent of the supervisory board and any other relevant corporate body of each Seller to the Transaction.

(iii)	(i) Receipt by Sellers of legally binding financing agreements of the Purchaser or the Company in an amount of at least EUR 25,000,000 (in words: twenty-five million Euro), according to which the funds to be provided under these financing agreements will be unconditionally and irrevocably available to Purchaser or the Company at the Closing, (ii) satisfaction, and continued satisfaction up to the Closing, of all conditions for the payment under these financing agreements, and (iii) receipt by Sellers of an equity commitment letter in relation to an amount of not more than EUR 40,000,000 (in words: forty million Euro) to be used to fund Purchaser with cash, provided the aggregate sums under (i) and (iii) are equal to a minimum amount of EUR 65,000,000 (in words: sixty-five million Euro) (the “Purchaser’s Cash Contribution”).

(iv)	Receipt by the Company of either (i) (aa) a binding, unconditional and irrevocable ruling from the competent tax authorities stating that the preconditions for the waiver of the corporate income taxes arising on the contemplated waiver of the Sellers’ Claims pursuant to Section 4.4(l) are given, and (bb) a binding, unconditional and irrevocable ruling from the City of Bitterfeld-Wolfen stating that the preconditions for the waiver of the trade

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taxes arising on the contemplated waiver of the Sellers’ Claims pursuant to Section 4.4(l) are given, or (ii) a binding, unconditional and irrevocable ruling by the competent tax authorities with respect to the tax neutrality of the assumption (befreiende Schuldübernahme) of the Company’s obligations regarding the Sellers’ Claims by an Affiliate of Purchaser without recourse against the Company.

(v)	Receipt by Sellers of (i) a confirmation from the Company’s banks that (x) the Sellers have been released, or will be released upon the payment of the amount specified in Section 4.4(f) below, from all outstanding debt, letters of credit, collateral, guarantees and undertakings in relation to the Bank Debt (including a corresponding release confirmation from the Company), and (y) in case of a repayment of the Bank Debt upon Closing, all assets, rights and claims assigned to the Company’s banks as security are reassigned or released to the Company, and (ii) a consent declaration of the Company’s banks that in case the Bank Debt will not be repaid upon Closing the Company’s banks consent to the transactions contemplated in this Agreement, in particular to the amendment of the Silicon Supply Agreement and the entering into the New License Agreements.

(vi)	All consents, resolutions or waivers of third parties have been obtained in writing which are necessary for the execution and/or consummation of this Agreement and the Transaction.

(vii)	The Sellers’ Guarantees are true and correct in all material respects as of the Closing as if made with respect to such date.

(viii)	Since the date hereof no Material Adverse Change has occurred or become known to Purchaser.

(ix)	No enforceable judgment, injunction, order or decree by any court or governmental authority in Germany or in any other applicable jurisdiction shall prohibit the consummation of the Closing.

(x)	Execution of an amendment agreement on the Silicon Supply Agreement in a form acceptable to Purchaser in its free discretion.

(xi)	Execution of the New License Agreements by the Company and Seller 3 in a form acceptable to Purchaser in its free discretion.

(xii)	Sellers have fully performed and complied in all material respects with all covenants and other agreements required to be performed or complied with by Sellers pursuant to this Agreement prior to the Closing Date (other than, to the extent any such non-compliance is capable of being cured, such non-compliance has been cured within ten days after receipt of written notice from Purchaser of such non-compliance); and Purchaser shall have received a certificate confirming such compliance substantially in the form of the draft as attached hereto as Exhibit 4.2(a)(xii) signed by an authorized officer of each Seller to such effect.

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(xiii)	Purchaser has fully performed and complied in all material respects with all covenants and other agreements required to be performed or complied with by Purchaser pursuant to this Agreement prior to the Closing Date (other than, to the extent any such non-compliance is capable of being cured, such non-compliance has been cured within ten days after receipt of written notice from Sellers of such non-compliance); and Sellers shall have received a certificate confirming such compliance substantially in the form of the draft as attached hereto as Exhibit 4.2(a)(xiii) signed by an authorized officer of Purchaser to such effect.
(b)	The obligation of Purchaser to consummate the Closing is subject to the fulfilment or waiver by Purchaser of the further condition precedent that, on the date that would be the Closing Date pursuant to Sections 4.1 in the absence of this Section 4.2(b), the Cash of the Company is not less than an amount, equal to the Cash as projected in the Business Plan of the Company (whereby the Cash as projected at the beginning for a week shall be the Cash required at any day of such week), which shall be updated by the executive board (Vorstand) showing the Cash on a weekly basis (together with the conditions set out in Section 4.2(a) the “Closing Conditions”).

(c)	To the extent permitted by applicable law, the Parties may mutually waive any Closing Condition, provided that the Closing Conditions under lit. (a) (v) and (xiii) may only be waived by the Sellers (acting jointly), the Closing Conditions under lit. (a) (iv), (vi), (vii), (viii), (xii), and lit. (b) may only be waived by the Purchaser, and the Closing Condition under lit. (a) (xi) may only mutually be waived by Seller 3 and the Purchaser. The effect of a waiver of a Closing Condition shall be limited to eliminating the respective Closing Condition and shall not prejudice any claims any Party may have on the basis of any circumstances relating to the non-fulfilment of such Closing Condition.
4.3	Right to Rescind

(a)	If the Closing Conditions pursuant to Section 4.2 have not been fulfilled within three months after the date hereof, each Party shall be entitled to rescind (zurücktreten) this Agreement by giving written notice to the respective other Party.

Any rescission right of Sellers can only be exercised jointly by all Sellers, in order to be effective.

(b)	Upon rescission of this Agreement, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party (other than for breach of this Agreement prior to such termination), provided however, that Section 12 shall remain in full force and effect.

(c)	If Sellers rescind this Agreement within three months after the date hereof, Sellers shall [****], provided the Company does not file for insolvency proceedings within three months after such rescission.

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4.4	Closing Actions
On the Closing Date, the following actions have to be taken by the Parties, either jointly or separately, and Parties shall procure that the Company provides the respective documents, as the case may be, which shall be taken simultaneously (Zug um Zug):
(a)	delivery by Sellers to Purchaser of bank statements showing the Cash of the Company as of the Closing Date;

(b)	delivery by Sellers of copies of resignation letters from the following persons or of a shareholders’ resolution removing the following persons from the supervisory board of the Company, effective prior to or at Closing:
(i)	Dr. Nedim Cen as member of the supervisory board of the Company;

(ii)	Mr. Richard M. Feldt as member of the supervisory board of the Company;

(iii)	Mr. Michael El-Hillow as member of the supervisory board of the Company;

(iv)	Mr. Terje Pilskog as member of the supervisory board of the Company;

(v)	Mr. Anton Milner as member of the supervisory board of the Company; and

(vi)	Mr. John Andersen as member of the supervisory board of the Company;
(c)	delivery by Sellers of a copy of the shareholders’ resolution of the Company regarding the discharge from liability (Entlastung) of the persons in Section 4.4(b) for the fiscal year 2009 and the period from 1 January 2010 until the effectiveness of their resignation or, as the case may be removal as supervisory board members;

(d)	delivery by the Company of a confirmation by fax from the Company’s bank that the debt referred to in Section 3.2(b) has been settled by Seller 3;

(e)	payment by Purchaser of the Purchase Price to the Sellers in cash;

(f)	payment of the Purchaser’s Cash Contribution less an amount equal to the amount of the Bank Debt that remains outstanding upon Closing, but in any case payment of not less than the portion of Purchaser’s Cash Contribution as described in Section 4.2(a)(iii) (sub-sentence (iii)) to the Company’s Bank Account;

(g)	[****] (the “Sellers’ Cash Contribution”)];

(h)	payment by the Company in full of the Seller 3 Royalty Claims to the Seller 3 Bank Account;

(i)	delivery by the Company to Sellers and Purchaser of a confirmation by fax from the Company’s bank evidencing that the payment set forth in Section 4.4(f) has been credited to the Company’s Bank Account;

(j)	delivery by the Company to Sellers and Purchaser of a confirmation by fax from the Company’s bank evidencing that the Sellers’ Cash Contribution has been credited to the Company’s Bank Account;

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(k)	delivery by Seller 3 of a fax confirmation from its bank that a payment in the amount of the Seller 3 Royalty Claims has been credited to the Seller 3 Bank Account;

(l)	at the request of Purchaser, either (i) execution by Sellers of an unconditional and irrevocable waiver of all their claims, including payment claims regarding the loan amount and any accrued interest, under the Shareholder Loans and any other claims of Sellers against the Company, but only if and to the extent as specified in Exhibit 4.4(l) (together the “Sellers’ Claims”), or (ii) sale, assignment and transfer of the Sellers’ Claims by Sellers to an Affiliate of Purchaser for a purchase price of [****];

(m)	execution by Sellers and Purchaser of a share transfer agreement regarding the Sold Shares, substantially in the form as attached hereto as Exhibit 4.4(m) and transfer and delivery of Share Certificates by way of endorsement (Indossament) to Purchaser;

(n)	notification by Purchaser to the Company of the change of ownership in the Sold Shares, and entering of Purchaser in the Company’s share register; and

(o)	confirmation by the Parties in writing that the Closing Conditions have been fulfilled or waived, all actions to be taken on the Closing Date under this Section 4.4 have been taken or waived in accordance with this Agreement and that as a consequence thereof the Sold Shares have been transferred to Purchaser (the “Closing Confirmation”).
SECTION 5. SELLERS’ GUARANTEES
Sellers hereby guarantee to Purchaser in the form of an independent guarantee pursuant to section 311 (1) BGB (selbständiges Garantieversprechen), subject to the limitations contained in this Agreement, in particular, but not limited to, the limitations set out in Section 7, that the following statements (the “Sellers’ Guarantees” and each individually a “Sellers’ Guarantee”) are true and correct and not misleading as of the date hereof and will be true and correct and not misleading as of the Closing Date, provided, however, that (i) a Sellers’ Guarantee which is expressly made as of a specific date shall be true and correct only as of such date, (ii) the Sellers’ Guarantees contained in Section 5.1(a) below are only made by Seller 1, the Sellers’ Guarantees contained in Section 5.1(b) below are only made by Seller 2 and the Sellers’ Guarantees contained in Section 5.1(c) below are only made by Seller 3, and (iii) Sellers make the Sellers’ Guarantees contained in Sections 5.2 through 5.11 as several debtors (als Teilschuldner) in proportion to their shareholding in the Company.
5.1	Legal Title in the Sold Shares

(a)	Guarantees by Seller 1

(1)	This Agreement constitutes legally valid and binding obligations of Seller 1 enforceable against Seller 1 in accordance with its terms. Seller 1 has the absolute and unrestricted right, power, authority and capacity to execute this Agreement and to perform its obligations under this Agreement. The execution and consummation of this Agreement and of the Transaction by Seller 1 (i) does not violate any legal obligations of Seller 1 and is not subject to challenge by any third party on any legal basis, including on the basis of any creditor protection laws, other than challenges effected

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by, in connection with or relating to the insolvency of the Company or the filing for insolvency of the Company, and (ii) does not require the consent or waiver of a third party or approval or consent of any governmental authority other than those consents specified in this Agreement.

(2)	Seller 1 is the unrestricted legal and beneficial owner of the Seller 1 Shares. The Seller 1 Shares are non-assessable (nicht nachschusspflichtig), free and clear of any third-party rights and have not been pledged, assigned, charged, encumbered or used as security. Except for provisions in any agreement between Sellers, provided that these agreements will be terminated with full effect as of Closing, there are no pre-emptive rights, rights of first refusal, options or other rights of any third party to purchase or acquire any of the Seller 1 Shares. Seller 1 is entitled to freely dispose of the Seller 1 Shares, and such disposal does not infringe any rights of any Party or third party. The Seller 1 Shares are fully paid-in, either in cash or in kind. There are no obligations of Seller 1 to make additional contributions to the Company for which Purchaser may become liable. Seller 1 is not subject to a claim pursuant to Sections 57 and 62 of the German Stock Corporation Act vis-à-vis the Company for which Purchaser may become liable. With respect to the Seller 1 Shares, no contributions in kind have been made and no contribution (whether cash or non-cash) or parts thereof have been repaid or otherwise returned (whether directly or indirectly) and no hidden distribution of profits and no hidden contributions have been made (i) for which Purchaser may become liable or (ii) resulting in a tax liability of the Company.

(b)	Guarantees by Seller 2

(1)	This Agreement constitutes legally valid and binding obligations of Seller 2 enforceable against Seller 2 in accordance with its terms. Seller 2 has the absolute and unrestricted right, power, authority and capacity to execute this Agreement and to perform its obligations under this Agreement. The execution and consummation of this Agreement and of the Transaction by Seller 2 (i) does not violate any legal obligations of Seller 2 and is not subject to challenge by any third party on any legal basis, including on the basis of any creditor protection laws, other than challenges effected by, in connection with or relating to the insolvency of the Company or the filing for insolvency of the Company, and (ii) does not require the consent or waiver of a third party or approval or consent of any governmental authority other than those consents specified in this Agreement.

(2)	Seller 2 is the unrestricted legal and beneficial owner of the Seller 2 Shares. The Seller 2 Shares are non-assessable (nicht nachschusspflichtig), free and clear of any third-party rights and have not been pledged, assigned, charged, encumbered or used as security. Except for provisions in any agreement between Sellers, provided that these agreements will be terminated with full effect as of Closing, there are no pre-emptive rights, rights of first refusal, options or other rights of any third party to purchase or acquire any of the Seller 2 Shares. Seller 1 is entitled to freely dispose of the Seller 2 Shares, and such disposal does not infringe any rights of any Party or third party. The Seller 2 Shares are fully paid-in, either in cash or in kind. There are no obligations of Seller 2 to make additional contributions to the Company for which Purchaser may become liable. Seller 2 is not subject to a claim pursuant to Sections 57 and 62 of the German Stock Corporation Act vis-à-vis the Company for which Purchaser may become liable. With respect to the Seller 2 Shares, no contributions in kind have been

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made and no contribution (whether cash or non-cash) or parts thereof have been repaid or otherwise returned (whether directly or indirectly) and no hidden distribution of profits and no hidden contributions have been made (i) for which Purchaser may become liable or (ii) resulting in a tax liability of the Company.

(c)	Guarantees by Seller 3

(1)	This Agreement constitutes legally valid and binding obligations of Seller 3 enforceable against Seller 3 in accordance with its terms. Seller 3 has the absolute and unrestricted right, power, authority and capacity to execute this Agreement and to perform its obligations under this Agreement. The execution and consummation of this Agreement and of the Transaction by Seller 3 (i) does not violate any legal obligations of Seller 3 and is not subject to challenge by any third party on any legal basis, including on the basis of any creditor protection laws, other than challenges effected by, in connection with or relating to the insolvency of the Company or the filing for insolvency of the Company, and (ii) does not require the consent or waiver of a third party or approval or consent of any governmental authority other than those consents specified in this Agreement.

(2)	Seller 3 is the unrestricted legal and beneficial owner of the Seller 3 Shares. The Seller 3 Shares are non-assessable (nicht nachschusspflichtig), free and clear of any third-party rights and have not been pledged, assigned, charged, encumbered or used as security. Except for provisions in any agreement between Sellers, provided that these agreements will be terminated with full effect as of Closing, there are no pre-emptive rights, rights of first refusal, options or other rights of any third party to purchase or acquire any of the Seller 3 Shares. Seller 3 is entitled to freely dispose of the Seller 3 Shares, and such disposal does not infringe any rights of any Party or third party. The Seller 3 Shares are fully paid-in, either in cash or in kind. There are no obligations of Seller 3 to make additional contributions to the Company for which Purchaser may become liable. Seller 3 is not subject to a claim pursuant to Sections 57 and 62 of the German Stock Corporation Act vis-à-vis the Company for which Purchaser may become liable. With respect to the Seller 3 Shares, no contributions in kind have been made and no contribution (whether cash or non-cash) or parts thereof have been repaid or otherwise returned (whether directly or indirectly) and no hidden distribution of profits and no hidden contributions have been made (i) for which Purchaser may become liable or (ii) resulting in a tax liability of the Company.

5.2	Corporate

(a)	The statements in Section (A) of the Preamble are true and correct.

(b)	The Company (i) has been duly established, (ii) is validly existing and (iii) has the requisite corporate power and authority to carry on its business as conducted as of the date hereof and the Closing Date.

(c)	The Sold Shares are duly authorized and validly issued. The Company is not obliged to issue further shares. There are no securities or other instruments convertible into shares or equity interests in the Company.

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(d)	Except as disclosed in Exhibit 5.2(d), with respect to the Company, the mandatory provisions of applicable laws (including capital maintenance rules and insolvency laws) in relation to any capital increase, capital decrease or similar procedure affecting the share capital, and profit distributions have been complied with.

(e)	The Company is not, and was not in the past, a party (i) to any enterprise agreement within the meaning of sections 291 and 292 AktG, (ii) any silent partnership agreement (stille Beteiligung) or (iii) any agreement that grants a third party any right with respect to the corporate governance or profits of the Company.

(f)	No shareholders’ resolution of the Company is void or has been challenged (angefochten) or threatened to be challenged by any shareholder or any third party.

(g)	To Sellers’ Knowledge, the Company is under no obligation to acquire any shares or partnership interests in any company or other entities or to make any contributions to any company or other entities.

5.3	No Finder’s Fee and No Transaction Costs
The Company is under no obligation to pay any (i) Transaction Costs or (ii) any fees regarding any waiver or standstill agreement regarding the Bank Debt, other than Transaction Costs triggered by actions of Purchaser or its Affiliates; for the avoidance of doubt, this Section 5.3 shall not apply to fees to be paid by the Company to the Company’s banks in connection with the refinancing of the Bank Debt.
5.4	Financial Statements
The audited financial statements of the Company consisting of balance sheet, profit and loss statement and notes and business report for the year ended December 31, 2008 as well as financial statements of the Company consisting of balance sheet, profit and loss statement as of June 30, 2009 and as of September 30, 2009 as well as the unaudited draft financial statements of the Company consisting of balance sheet, profit and loss statement and notes for the year ended December 31, 2009 (together the “Financial Statements”), which are attached as Exhibit 5.4, have been prepared, unless otherwise specified in Exhibit 5.4, in accordance with IAS/IFRS and applicable German laws, and with valuation methods and capitalization rights consistently applied in accordance with past practice.
5.5	Real Estate
Exhibit 5.5 includes a true and correct list of all real estate owned or co-owned by, or subject to an inheritage building right (Erbbaurecht) in favour of, the Company. Except as disclosed in Exhibit 5.5, the Company is the unrestricted legal and beneficial owner of the real estate listed in Exhibit 5.5 and there are no encumbrances (including mortgages) on such real estate. Except as disclosed in Exhibit 5.5, such real estate is freely accessible and there are no payments required to secure access to such real estate.

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5.6	Permits and Legal Compliance
Except as disclosed in Exhibit 5.6, the Company holds all governmental approvals and permits necessary (i) for the premises, buildings and equipments existing on the sites occupied by it or (ii) required to operate its business as it is carried out as of the date hereof and the Closing Date (collectively the “Permits”). To Sellers’ Knowledge and except as disclosed in Exhibit 5.6, the Company is, and has been within the past five years prior to the date hereof, in compliance with all Permits and all applicable laws, regulations, and governmental and court orders.
5.7	No Unlawful Business Practices
Sellers, and to Sellers’ Knowledge, the Company and the managing directors and employees of the Company have not, directly or indirectly, in connection with the business of the Company (i) used any funds for unlawful purposes or political contributions in violation of applicable laws, (ii) requested or accepted any unlawful benefits or (iii) established or maintained any funds or assets that have not been properly recorded in the books and records of the Company.
5.8	Proceedings
As of the date hereof, the Company is not involved in any legal or administrative proceedings, including arbitration proceedings, lawsuits, litigation and investigations of any authorities or administrative proceedings involving, in each case, an amount in excess of EUR 50,000 (collectively “Proceedings”), and to Sellers’ Knowledge, there are no such Proceedings threatening, in each case except as disclosed in Exhibit 5.8.
5.9	Employment Matters
To Sellers’ Knowledge, none of the Key Employees has, at the date hereof, given notice of termination of his or her employment or has to Sellers’ Knowledge indicated that he or she considers giving such notice. Except as disclosed to Purchaser prior to the date hereof, none of the Key Employees has received or has been promised a bonus or similar benefits in view of the process regarding the Transaction, other than triggered by actions of Purchaser or its Affiliates.
5.10	Environmental Matters

(a)	Except as disclosed in Exhibit 5.10(a), the business of the Company is conducted and has been conducted in the past in compliance with all Environmental Laws, and there are and there have been no contaminations of, or hazardous substances (including any “Altlasten” and “schädliche Bodenveränderungen” within the meaning of the German Soil Protection Act (Bundesbodenschutzgesetz)) in, the soil, soil vapor, ground water, surface water or buildings or other structures of any real estate currently or formerly owned and/or used by Company or for which the Company is otherwise liable other than in concentrations which are in compliance with applicable Environmental Laws. Except as disclosed in Exhibit 5.10(a), the Company has in the past not spilled or deposited any hazardous substances to any property or created any air or noise

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emissions, in each case in excess of the levels permitted under the Permits and applicable Environmental Laws.

(b)	For the purposes of this Agreement, “Environmental Laws” shall mean any law, regulation or other binding rule relating to, or imposing liability, or standards of conduct, for the protection of the environment or human health or the use, handling, generation, manufacturing, storage or disposal of hazardous substances and preparations in the meaning of Article 2 (2) of the European Community Council Directive of 67/548 EEC, or, as far as applicable, corresponding laws of other jurisdictions, in each case as in effect and as enforced and interpreted by the competent governmental authorities on the date hereof.

5.11	Subsidies
Exhibit 5.11 contains a true and correct list of all subsidies, allowances, aids and public grants received by or granted to the Company or currently applied for by the Company.
5.12	No other Representations and Warranties
Subject to the representations and indemnities expressly contained in this Agreement, Purchaser agrees to accept the Sold Shares and the Company in the condition they are in on the Closing Date, based upon its own inspection, examination and determination with respect thereto (including the Due Diligence investigation conducted by it), without reliance upon any express or implied representations or warranties of any nature of Sellers or any employee, advisor or representative of Sellers. Purchaser acknowledges that Sellers make no explicit or implied representations, warranties or guarantees and assume no disclosure or similar obligations in connection with this Agreement and the transactions contemplated hereby, except as expressly set forth in this Agreement.
SECTION 6. COVENANTS
6.1	Conduct of Business prior to Closing

(a)	Except as disclosed in Exhibit 6.1(a), or except for any transactions contemplated by this Agreement, from the date hereof to the Closing Date, Sellers shall use their shareholder rights (to the extent permitted under applicable law) so as to cause the Company to conduct its business, in all material respects, in the ordinary course, consistent with past practice, and Sellers, in particular, shall not, and shall use their rights as holders of all shares in the Company (to the extent permitted under applicable law and the articles of association or by-laws of the Company) so as to cause the Company not to, take, or commit to take, any of the following actions:
(i)	any recapitalization or reorganization, any merger or similar business combination between the Company and any third party, any split (Spaltung), dissolution, liquidation or other significant change of the corporate structure;

(ii)	any declaration or payment of dividends by the Company to any of the Sellers;

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(iii)	any acquisition, encumbrance or divestiture by the Company of a shareholding or business (Geschäftsbereich);

(iv)	any incurrence or guarantee by the Company of any indebtedness for borrowed money in excess of EUR 100,000;

(v)	any investment by the Company in, or the making of any loan to, any other company or entity exceeding in each case EUR 100,000;

(vi)	any sale of any fixed assets with a value in excess of EUR 100,000 in the individual case;

(vii)	any capital expenditure by the Company, by additions or improvements to property, plant or equipment, in excess of EUR 100,000 each, except as provided in any plan or budget disclosed to Purchaser prior to the date hereof;

(viii)	any lay-off with respect to a significant part of the workforce of the Company;

(ix)	any change in, or commitment to change, any compensation or benefit of any Key Employee pursuant to any severance, retirement or other agreement made in connection with this Agreement or the transactions contemplated hereby;

(x)	amend or terminate (i) the New License Agreements or (ii) the Silicon Supply Agreement as amended pursuant to this Agreement; or

(xi)	file for insolvency unless required by mandatory laws

in each case without Purchaser’s prior consent (such consent not to be unreasonably withheld). If Purchaser does not react to such request of Sellers within five Business Days, the consent shall be deemed granted.
(b)	Sellers’ obligations in this Section 6 shall not apply if and to the extent that Sellers’ compliance with those obligations may cause that Sellers or any of Sellers’ Affiliates or directors or representatives is reasonably likely to become liable to the Company or any third party based on actions that would have to be taken under this Section 6.

6.2	Cooperation

(a)	The Parties shall co-operate faithfully in order to achieve the fulfilment of the Closing Conditions and will inform each other immediately of any correspondence with the German Federal Ministry of Economics and Technology.

(b)	The Parties shall inform each other by e-mail without undue delay, but at the latest within two Business Days after having been notified of the fulfilment of any Closing Condition set forth in Section 4.2.

6.3	Access to Information

(a)	After the Closing Date, Purchaser will, and shall use its shareholder rights (to the extent permitted under applicable law) so as to cause the Company to, promptly give

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access to Sellers and their representatives and advisors, upon reasonable request, to accounting, financial, and other records (and allow them to make copies thereof), as well as to any other information, management or employees to the extent necessary to Sellers in connection with any audit, investigation, dispute or litigation, or any other comparable business purpose of any Seller, provided that each representative and advisor shall be subject to a professional duty of confidentiality or a contractual duty of confidentiality in relation to Purchaser.

(b)	Purchaser shall use its shareholder rights (to the extent permitted under applicable law) so as to cause the Company to keep all books and records relating to any period prior to the Closing Date in accordance with any applicable law.

(c)	After the Closing Date, each Seller will promptly give access to Purchaser and its representatives and advisors, upon reasonable request, to accounting, financial, and other records (and allow them to make copies thereof), as well as to any other information, management or employees to the extent necessary to Purchaser in connection with any audit, investigation, dispute or litigation, or any other comparable business purpose of Purchaser, provided that each representative and advisor shall be subject to a professional duty of confidentiality or a contractual duty of confidentiality in relation to such Seller.
SECTION 7. INDEMNIFICATION BY SELLERS
7.1	Indemnification

(a)	If one or several of the statements made by Sellers in Sections 5.1 through 5.11 are not true and correct (a “Breach”), Sellers shall first have a right to cure the Breach within a period of two months after having received a written notice specifying the factual basis of the alleged Breach in reasonable detail from Purchaser by putting Purchaser or, at Purchaser’s election, the Company, wherever the Damages (as defined below) occur, in the position in which it would be if there was no Breach. In case Sellers refuse to or are not able to cure the respective Breach, or the Breach is not capable of being cured within the period set forth in the preceding sentence, Sellers shall pay to Purchaser, or at Purchaser’s election, to the Company, monetary damages (Schadensersatz in Geld) within the meaning of sections 249 et seq. BGB incurred by Purchaser or the Company as a result of the Breach, including consequential or indirect damages (Folgeschäden, mittelbare Schäden) and frustrated expenses (vergebliche Aufwendungen) within the meaning of section 284 BGB, but excluding (i) lost profits (entgangener Gewinn), (ii) internal administration and overhead costs or (iii) any losses based on the argument that the purchase price for the Sold Shares was calculated on the basis of incorrect assumptions or information (“Damages”).

(b)	Subject to the provisions set forth in this Agreement, the general concepts of German law relating to the calculation of damages (Schadensberechnung) and benefit compensation for damages (Vorteilsausgleich; Abzug Alt für Neu) shall apply to the calculation of any damages and to any claims hereunder, irrespective, for the avoidance of doubt, of the fact whether the benefit compensation for damages is received by Purchaser or, after the Closing, the Company. All payments made by

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Sellers to Purchaser under this Section 7 shall constitute a reduction of the Purchase Price. If and to the extent payments are made by the Sellers to the Company, such payments shall be construed and deemed as contribution (Einlage) made by Purchaser to the Company and shall be treated as a reduction of the Purchase Price as between the Parties.

(c)	Any liability of Sellers to indemnify or pay damages to Purchaser is excluded if and up to the amount:
(i)	the underlying facts, circumstances or events to which the claim relates are disclosed in this Agreement or the Exhibits to Section 5 of this Agreement;

(ii)	Purchaser or, after the Closing, the Company, or any of their respective successors, or any of their Affiliates has caused (verursacht oder mitverursacht) the relevant Damage or an increase of its amount, or failed to mitigate damages (including any failure to exercise claims against an insurance company or any third party) in each case pursuant to section 254 BGB;

(iii)	the Damage is attributable to Purchaser not having complied with any of the provisions of this Agreement;

(iv)	the Damage is attributable to or is increased as a result of any change of law, regulation, directive, or administrative practice coming into effect on or following the date hereof; or

(v)	the amount is recovered from a third party or under any insurance policy of the Company, including any insurance policy if the insurance coverage existing at Closing had been continued without change after Closing (minus any amount of increases in any insurance premiums resulting therefrom and, in case of any insurance policies entered into by the Company after Closing, minus any monetary disadvantages of the Company resulting from the entering into any new insurance policy).
(d)	For the avoidance of doubt, if and to the extent Purchaser is entitled to a claim, or payment in respect of the same factual circumstances (Lebenssachverhalt) under more than one provision of this Agreement, then the Purchaser shall only be entitled to recover once (no double dip).

(e)	Sections 442 BGB and 377 HGB shall not apply.

7.2	Notification of Damage Claims and Remedial Measures; Cooperation in Tax Matters

(a)	Purchaser shall inform, and shall use its shareholder rights (to the extent permitted under applicable law) so as to cause the Company to inform Sellers of any possible Breach, together with a reasonably detailed description of its claim, and, if possible, the estimated amount of such claim, within a reasonable period by written notice to be delivered at the latest within four Business Days after Purchaser has knowledge of a Breach, in particular if third parties assert or threaten claims against Purchaser or the

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Company that would lead to a liability of Sellers under or in connection with this Section. In addition, Purchaser shall, and shall use its shareholder rights (to the extent permitted under applicable law) so as to cause the Company to make available all documents and information reasonably required for the assessment whether there are valid grounds for a Breach or the asserted or threatened claim to Sellers and to their advisors, provided that Sellers and each representative and advisor shall be subject to a professional duty of confidentiality or a contractual duty of confidentiality in relation to the Company and Purchaser. In case of such third parties’ claims, Purchaser shall give Sellers the opportunity to defend Purchaser, and shall use its shareholder rights (to the extent permitted under applicable law) so as to cause the Company to give Sellers the opportunity to defend the Company against such claims at Sellers’ cost and expenses unless this would interfere with legitimate business interests of Purchaser and/or the Company. If it turns out that Sellers were not in breach, any costs and expenses reasonably incurred by it in connection with the defence (including reasonable advisors’ fees, but excluding internal costs) shall be borne by Purchaser and Sellers equally. No action by Sellers or their representatives in connection with the defence shall be construed as an acknowledgement (whether express or implied) of Purchaser’s claims under this Agreement or of any underlying facts relating thereto.

(b)	Purchaser shall ensure that all reasonable steps are taken by itself and shall, after the Closing, use its shareholder rights (to the extent permitted under applicable law) so as to cause the Company to ensure that all reasonable steps are taken by the Company which are necessary to avoid a liability of Sellers under this Agreement and to mitigate the amount of any such liability and to overcome any such liability.

(c)	In the event and to the extent that Sellers indemnify Purchaser for a Breach in accordance with this Section 7, Purchaser shall promptly assign and shall use its shareholder rights (to the extent permitted under applicable law) so as to cause the Company to assign to Sellers all claims Purchaser or the Company might have against any third party (in particular insurances) in connection with the event that caused such losses for which Sellers grant Purchaser indemnification under this Section 7. In the event that an assignment of such claims should not be possible for legal reasons, Purchaser shall procure that Sellers and any Affiliate of Sellers be put in a position as if an assignment had been effected.

(d)	Without prejudice to Section 7.1(c)(iii), any liability of Sellers under this Section 7 shall be excluded if and to the extent Sellers are prejudiced in their defence against claims of Purchaser under this Agreement by a failure of Purchaser to comply with its obligations under Section 7.2(a) to (c).

(e)	In respect of any Breach actually or potentially resulting in a tax liability of the Company or an increase of a tax liability of the Company for which Sellers are or may be liable under Section 7.1 (each such actual or potential liability of Sellers under Section 7.1 a “Tax Claim”), the following shall apply:
(i)	Purchaser agrees, and shall use its shareholder rights (to the extent permitted under applicable law) so as to cause the Company, (x) to inform Sellers within reasonable time but in any event not later than ten (10) Business Days in advance of any meeting, end of term (Fristablauf) or similar event, of any audits, disputes, administrative, judicial or other proceedings related to any potential

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Tax Claim, (y) to give Sellers and/or their representatives the opportunity to participate at their own cost in any audits, disputes, administrative, judicial or other proceedings related to any potential Tax Claim, (z) to comply with instructions reasonably given by Sellers and/or their representatives in relation to the conducting of such proceedings, provided such instructions are related to Tax Claims, and (iv) to challenge and litigate any Tax assessment or other decision of any tax authority as reasonably requested by Sellers, provided and only to the extent such assessment or decision is related to a Tax Claim.

(ii)	Insofar as actual or potential Tax Claims are concerned, Purchaser and Sellers shall fully cooperate, and shall cause their representatives to fully cooperate, with each other in connection with tax matters relating to any Pre-Closing Date Tax Period, including the preparation and filing of any tax return or the conducting of any audit, investigation, dispute or appeal or any other relevant communication with any tax authority. Any tax returns relating to actual Tax Claims or Tax Claims reasonably to be expected to be made shall be subject to the review and prior written consent of Sellers, such consent not to be withheld unreasonably. Purchaser shall use its shareholder rights (to the extent permitted under applicable law) so as to cause the Company that any tax returns to be reviewed and approved by Sellers will be furnished to Sellers no later than 25 days prior to the due date of the relevant tax return.

(iii)	Cooperation between Purchaser and Sellers shall include (but shall not be limited to) the providing and making available of all relevant books, records and information, and the assistance of all relevant officers and employees of the Company or, as the case may be, Sellers or its Affiliates, to the extent necessary or reasonably useful in connection with Tax Claims.
(f)	Section 7.1(c)(iii) and Section 7.2(a) to (d) shall not apply in respect of Tax Claims.

(g)	Any liability of Sellers under this Section 7 in respect of a Tax Claim shall be excluded if and to the extent such Tax Claim is caused or Sellers are prejudiced in their defence against Tax Claims of Purchaser by a failure of Purchaser to comply with its obligations under Section 7.2(e).

7.3	Limitations on Liability

(a)	Except for a Breach of any Sellers’ Guarantees made in Sections 5.1 and 5.2, Sellers will only be liable to cure a Breach or to pay Damages in accordance with Section 7.1 with respect to any Damages to the extent the individual claim recoverable by Purchaser exceeds [****] in which case only the excess amount shall be recoverable.

(b)	Sellers’ total liability
(i)	for the Breach of any Sellers’ Guarantees made in Section 5.1 [****];

(ii)	for any and all Breaches of Sellers’ Guarantees made in Section 5.2 [****];

(iii)	for any and all Breaches of Sellers’ Guarantees made in Section 5.7 [****]; and

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(iv)	for any and all Breaches of Sellers’ Guarantees made in Sections 5.3 through 5.6 and in Sections 5.8 through 5.11 in which case the total liability of Sellers under each of the aforementioned Sellers’ Guarantees [****].
7.4	Statute of Limitation

(a)	Unless otherwise stipulated by this Agreement, any claims of Purchaser under this Agreement shall become time-barred two years after the Closing Date, except for Breaches of the Sellers’ Guarantees (i) under Section 5.1 which shall not become time-barred (excluding to the extent possible also the statutory time limitations (gesetzliche Verjährungsfristen), and (ii) under Section 5.2 which shall become time-barred five years after the Closing Date.

(b)	Any limitation period pursuant to this Section 7.4 shall be extended (gehemmt) only in the event that a statement of claims is filed with the competent court (in accordance with Section 14.2) within the applicable limitation period (section 244 para. 1 no. 1 BGB). In case of an interruption (Neubeginn), the new limitation period (section 213 BGB) shall be the longer of six months or the reminder of the initial limitation period.

7.5	No Additional Rights or Remedies

(a)	The Parties agree that the rights and remedies which Purchaser may have with respect to the breach of any guarantee, representation, warranty, covenant or agreement or with respect to any indemnity contained in this Agreement are limited to the rights and remedies explicitly contained herein.

(b)	Any and all rights and remedies of any legal nature which Purchaser may otherwise have (in addition to the claims for specific performance (primäre Erfüllungspflichten) and the indemnity claims explicitly set forth herein) against any Seller or any of their Affiliates or their executives or representatives in relation to the sale of Company to Purchaser, this Agreement or the transactions contemplated hereby shall be excluded. In particular, without limiting the generality of the foregoing, Purchaser hereby waives any rights and claims under statutory representations and warranties (sections 434 et seq. BGB), statutory, contractual or pre-contractual obligations (sections 280 to 282, 311 BGB) or frustration of contract (section 313 BGB) or tort (sections 823 et seq. BGB) and Purchaser shall not have any right to rescind, cancel or otherwise terminate this Agreement or exercise any right or remedy which would have a similar effect, except for the termination rights set forth in Section 4.3.

(c)	The provisions of this Section 7.5 shall not affect any rights and remedies of the Parties for fraud (Arglist) or wilful misconduct (Vorsatz) nor any claims arising from a breach of an obligation to make a payment in accordance with Section 3 or with Section 4.4.

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SECTION 8. REPRESENTATIONS OF AND INDEMNITY FROM PURCHASER
8.1	Representations
Purchaser represents and warrants to Sellers as follows, in each case as of the date hereof and the Closing Date, provided, however, that a guarantee which is expressly made as of a specific date shall be true and correct only as of such date:
(a)	Purchaser is a company duly organized, validly existing and in good standing under the laws of Luxembourg and has all corporate powers required to carry on its business as presently conducted.

(b)	The execution and performance by Purchaser of this Agreement are within Purchaser’s corporate powers, do not violate the articles of association or by-laws of Purchaser and have been duly authorized by all requisite corporate bodies, if necessary. This Agreement constitutes the valid and binding obligation of Purchaser, enforceable in accordance with its terms, without any further condition unless otherwise specified herein.

(c)	Except with respect to the AWV control requirements set forth in Section 4.2(a), no consent, approval or authorization of, permit from, or declaration, filing or registration with any governmental or regulatory authority, or any other person or entity is required to be made or obtained by Purchaser in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

(d)	As of the date hereof, there is no lawsuit, investigation or proceeding pending against, or, to Purchaser’s knowledge, threatened in writing against Purchaser before any court, arbitrator or governmental authority which in any manner challenges or seeks to prevent, alter or materially delay the transactions contemplated by this Agreement.

(e)	Purchaser is purchasing the Sold Shares for its own account.

(f)	As of the date hereof, based on the Due Diligence, Purchaser is not aware that a Breach has occurred and that Sellers could reasonably be liable for Damages under Section 7.

(g)	Purchaser does not have any obligation or liability to pay any fees or commissions to any broker, finder or agent with respect to any of the transactions contemplated by this Agreement for which Sellers could become liable.

8.2	Indemnity in Case of Breach of Representation

(a)	Purchaser shall indemnify, defend and hold harmless Sellers from and against and in respect of any and all losses asserted against, suffered or incurred by Sellers which arise out of a breach or inaccuracy of any representation of Purchaser under Section 8.1 above. Subject to the provisions set forth in this Agreement, the general concepts of German law relating to the calculation of damages (Schadensberechnung) and benefit compensation for damages (Vorteilsausgleich; Abzug Alt für Neu) shall

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apply to the calculation of any damages and to any claims hereunder. All payments made by Purchaser to Sellers under this Section 8 shall constitute an increase of the Purchase Price.

(b)	Any claims of Sellers under this Section 8 shall become time-barred two years after the Closing Date.

(c)	Subject to the representations and indemnities expressly contained in this Agreement, Sellers agree that neither Purchaser nor any employee, advisor or representative of Purchaser has made any express or implied representations or warranties of any nature. Sellers acknowledge that Purchaser makes no explicit or implied representations, warranties or guarantees and assumes no disclosure or similar obligations in connection with this Agreement and the transactions contemplated hereby, except as expressly set forth in this Agreement.

(d)	The Parties agree that the rights and remedies which Sellers may have with respect to the breach of any guarantee, representation, warranty, covenant or agreement or with respect to any indemnity contained in this Agreement are limited to the rights and remedies explicitly contained herein.

(e)	Any and all rights and remedies of any legal nature which Sellers may otherwise have (in addition to the claims for specific performance (primäre Erfüllungspflichten)) against Purchaser or any of its Affiliates or executives or representatives in relation to the sale of Company to Purchaser, this Agreement or the transactions contemplated hereby shall be excluded. In particular, without limiting the generality of the foregoing, Sellers hereby waive any rights and claims under statutory, contractual or pre-contractual obligations (sections 280 to 282, 311 BGB) or frustration of contract (section 313 BGB) or tort (sections 823 et seq. BGB) and Sellers shall not have any right to rescind, cancel or otherwise terminate this Agreement or exercise any right or remedy which would have a similar effect, except for the termination rights set forth in Section 4.3. For the avoidance of doubt, this Section 8.2(e) shall not apply Sellers’s claims which are excluded from Sellers’ waiver as outlined in more detail in Exhibit 4.4(l).

(f)	The provisions of this Section 8.2 shall not affect any rights and remedies of the Parties for fraud (Arglist) or willful misconduct (Vorsatz) nor any claims arising from a breach of an obligation to make a payment in accordance with Section 3 or with Section 4.4.
SECTION 9. REGULATORY REQUIREMENTS
(a)	Purchaser (and Sellers, to the extent any filing cannot be made by Purchaser on behalf of Sellers under applicable law), shall ensure that any filings, notifications or submissions necessary in connection with the AWV clearance referred to in Section 4.2(a)(i) and any other filings with, or notifications to, any governmental authority required in connection with this Agreement will be made without undue delay after the date of this Agreement.

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(b)	In order to obtain all requisite approvals and clearances for the transactions contemplated by this Agreement under any applicable laws, the Parties shall (i) cooperate in all respects with each other in the preparation of any filing or notification and in connection with any submission, investigation or inquiry, (ii) supply to any competent authority as promptly as practicable any additional information requested pursuant to any applicable laws and take all other procedural actions required in order to obtain any necessary clearance or to cause any applicable waiting periods to commence and expire, (iii) promptly provide each other with copies of any written communication (or written summaries of any non-written communication) in connection with any proceedings, and (iv) contact any competent authority only after consultation with the other party and give each other and their respective advisors the opportunity to participate in all meetings and conferences with any competent authority, all to the extent reasonably practicable.

(c)	In the event that any obligations or conditions (Auflagen und Bedingungen) or other agreements are required by any competent authority as a condition to the clearance of the transactions contemplated hereby, no Party shall be required to comply with such obligations or conditions.

(d)	With respect to the Closing Conditions set forth in Section 4.2(a)(i), if the consummation of the Closing is prohibited by any governmental authority or court, upon Sellers’ request, the Parties shall contest such decision and use all other reasonable efforts to ensure that the Closing may be consummated as contemplated by this Agreement and as timely as reasonably practicable. The Parties shall, however, not be under any obligation to litigate the matter before a court.

(e)	If any obligations, conditions, other agreements or measures are required by any competent authority as a condition to the clearance of the transactions contemplated hereby, the Parties shall discuss in good faith whether and how the transactions contemplated by this Agreement could be consummated in light of any decision by a competent authority after the Closing Date prohibiting any transaction contemplated hereby or whether any amendment of this Agreement shall be agreed.
SECTION 10. CLAIMS AGAINST SELLERS
After the Closing, Purchaser shall use its shareholder rights (to the extent permitted under applicable law) so as to cause the Company not to exercise any claims against Sellers or Sellers’ Affiliates (i) on the basis or in connection with the Sellers’ capacity as former shareholders of the Company or (ii) on other grounds other than those listed in Exhibit 10 (the claims in (i) and (ii) are the “Claims against Sellers”). Furthermore, Purchaser shall, as long as it holds shares in the Company, vote against shareholders resolutions of the Company according to which the Company will make any Claims against Sellers or Sellers’ Affiliates. Purchaser’s obligations in this Section 10 shall not apply if and to the extent that Purchaser’s compliance with those obligations may cause that Purchaser or any of Purchaser’s Affiliates or directors or representatives is reasonably likely to become liable to the Company or any third party based on actions that would have to be taken under this Section 10.

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SECTION 11. BALANCING OF POST-CLOSING PAYMENTS
(a)	If a Seller or a Seller’s Affiliate makes after the Closing a payment to the Company in order to settle a claim of the Company arising from a violation of corporate laws against that Seller or that Seller’s Affiliate that occurred (i) prior to or at the Closing Date in relation to the Silicon Supply Agreement, including, for the avoidance of doubt, the amendment thereto to be entered into under this Agreement and the Existing License Agreements, including, for the avoidance of doubt, the New License Agreements, and (ii) prior to the date hereof in relation to any other transactions, e.g. due to a violation of Section 57 AktG (such amount paid to the Company the “Repayment Amount”), excluding, for the avoidance of doubt, the Sellers’ Cash Contribution, Purchaser shall, after a Liquidity Event, pay to such Seller or such Seller’s Affiliate an amount equal to the Net Advantages.

(b)	The “Net Advantages” shall be an amount equal to the Repayment Amount less an amount equal to all Tax Disadvantages of the Company triggered by the Company’s receipt of the Repayment Amount (such net amount the “Net Repayment Amount”) plus 12% interest p.a. on the Net Repayment Amount (calculated on such portion payable to the Seller or the Seller’s Affiliate and calculated since the actual receipt of the Repayment Amount by the Company up to the payment by Purchaser to the Seller or the Seller’s Affiliate).

(c)	“Tax Disadvantages” shall be any Taxes payable by the Company on the Repayment Amount and any other Tax disadvantage (i.e. a reduction of loss carry forwards) of the Company triggered by the receipt of the Repayment Amount. “Tax” or “Taxes” shall mean any tax within the meaning of Section 3 German Tax Code (Abgabenordnung) (Steuern und steuerliche Nebenleistungen) or equivalent tax under the laws of any other jurisdiction (including any withholding tax on amounts paid to any person), together with any interest, penalty or addition thereto any secondary liability (Haftung) for Tax, any contribution (Beitrag), special levy (Sonderabgabe) or fee (Gebühr) charged by a federal regional or municipal authority and social security contributions.

(d)	A “Liquidity Event” shall be an event where Purchaser receives, or Purchaser’s Affiliates receive (i) from the Company dividends, (ii) proceeds from the sale of shares in the Company or the share in Purchaser, (iii) proceeds from a (partial) initial public offering of the shares in the Company, or (iv) proceeds from any other transaction which is economically equivalent to the transactions in (i) through (iii).

(e)	The payment obligation of Purchaser under Section 11(a) shall become due if a Liquidity Event occurs, but then only to the extent Purchaser or Purchaser’s Affiliates receive Free Net Proceeds. To the extent that the Free Net Proceeds are not sufficient to fully make the payment under Section 11(a) to the respective Seller or the respective Seller’s Affiliate, the remainder owed to such Seller or to such Seller’s Affiliate shall be paid to such Seller or such Seller’s Affiliate from the Free Net Proceeds received by Purchaser or Purchaser’s Affiliates from the next Liquidity Event. If more than one Seller, including Sellers’ Affiliates, has a claim against Purchaser under Section 11(a) and if the Free Net Proceeds from a Liquidity Event are not sufficient to fully make the payments under Section 11(a) to all such Sellers and/or such Sellers’ Affiliates, Purchaser shall use the Free Net Proceeds from this Liquidity Event to make the payments to the Sellers and/or to the Sellers’ Affiliates pro rata in

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relation of the amounts of the claims of the Sellers and/or of the Sellers’ Affiliates then pending against Purchaser under Section 11(a). For the avoidance of doubt, the Free Net Proceeds shall be applied in the following order of priority: first to Sellers or Sellers’ Affiliates up to the total amounts owed by Purchaser under Section 11(a); and second to the Purchaser or the Purchaser’s Affiliates.
(f)	“Net Proceeds” are all payments which Purchaser or any Affiliate of Purchaser receives in a Liquidity Event net of any Taxes payable by Purchaser or withheld by the Company regarding such payments to the extent not refunded to Purchaser or Purchaser’s Affiliates.

(g)	“Free Net Proceeds” are Net Proceeds which Purchaser or any Affiliate of Purchaser is not contractually restricted under existing or future financing agreements entered into with third parties in connection (i) with the financing or refinancing of this Transaction or (ii) with any further financing raising of the Company, Purchaser or any Affiliate of the Company or Purchaser, to use to pay to Sellers or Sellers’ Affiliates the amounts owed to Sellers or Sellers’ Affiliates under Section 11(a).

(h)	If and to the extent, after Sellers’ or Sellers’ Affiliates’ claims under Section 11(a) have been satisfied, the limited partners of Ventizz Capital Fund IV LP as indirect stakeholders in Purchaser receive from one or more Liquidity Events a return on their total investment (including any transaction costs relating to such investment) in Purchaser and the Company (including any future investments) equalling an internal rate of return (IRR) of at least 40% (the “Minimum Return”), Purchaser shall pay to Sellers an amount equal to the difference between (i) the Repayment Amount and (ii) the Net Repayment Amount plus 12% interest p.a. on such difference (calculated since the actual receipt of the Repayment Amount by the Company up to the payment of such difference by Purchaser to Sellers or Sellers’ Affiliates), provided that the obligation in this Section 11(h) shall only apply if there are sufficient Free Net Proceeds to make such payment and further provided that such payment shall only be made if and to the extent such payment is possible from Free Net Proceeds exceeding the Minimum Return.

(i)	Purchaser will inform Sellers within reasonable time in case a Liquidity Event has occurred and will give access to Sellers or Sellers’ Affiliates and their representatives and advisors, upon reasonable request, to any information, management or employees to the extent necessary in connection with Sellers’ or Sellers’ Affiliates’ rights under this Section 11, provided that each representative and advisor shall be subject to a professional duty of confidentiality or a contractual duty of confidentiality in relation to Purchaser.
SECTION 12. PUBLIC ANNOUNCEMENTS, DISCLOSURE, CONFIDENTIALITY
Neither Party shall make any press release or similar public announcement with respect to this Agreement, and each Party shall keep confidential and not disclose to any third party the contents of this Agreement and any confidential information regarding the other Party disclosed to it in connection with this Agreement or its implementation, except as expressly

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agreed upon with the other Party and except as may be required in order to comply with the requirements of any applicable laws or the rules and regulations of any stock exchange.
SECTION 13. MISCELLANEOUS
13.1	Interest
In the event that a Party is in default (Verzug) with payments under this Agreement, it shall pay default interest at a rate of EURIBOR plus 4% per annum from the date of default until the date when the overdue amount is paid (calculated daily on the basis of a year of 365 days and payable at the same time as the payment to which it relates). The right to claim further interest damages, if any, shall remain unaffected.
13.2	Costs and Expenses

(a)	All transfer taxes (including real estate transfer taxes), stamp duties, fees, registration duties or other charges in connection with any regulatory requirements (including merger control and AWV proceedings) and other charges and costs payable in connection with the execution of this Agreement and the implementation of the transactions contemplated hereby shall be borne by Purchaser.

(b)	Each Party shall pay its own expenses, including the costs of its advisors, incurred in connection with this Agreement.

13.3	Notices
All notices under this Agreement must be in writing and will be deemed to have been duly given when
(a)	delivered by hand (with written confirmation of receipt);

(b)	sent by telefax; or

(c)	by courier or registered mail (return receipt requested);
in each case to the appropriate addresses and telefax numbers set forth in Exhibit 13.3 (or to such other addresses and telefax numbers as a Party may designate by notice to the other Party). The delivery of the notices to the legal counsel shall not substitute the delivery to the respective Party, unless expressly agreed in this Agreement.
13.4	Entire Agreement; Amendments and Waivers

(a)	This Agreement (including all Exhibits hereto) contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect thereto.

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(b)	Any provision of this Agreement (including this Section 13.4) may be amended or waived only if such amendment or waiver is (i) by written agreement executed by all Parties and explicitly refers to this Agreement or (ii) by notarized deed, if required by law.

13.5	Assignments, Third Parties

(a)	Neither Party may assign any of its claims or rights under this Agreement without the prior consent of the respective other Parties, except for the assignment of any claims and rights under this Agreement by Purchaser for security purposes to certain banks and other financing sources providing financing to (i) Purchaser, (ii) any Purchaser’s Affiliate, or (iii) to the Company in connection with the financing of the Transaction or the refinancing of such financing (any such assignment a “Security Assignment”). The Parties are in agreement that any Security Assignment shall be permitted and does not require any further consent of any other Party.

(b)	Except as expressly set forth in this Agreement, this Agreement shall not grant any rights to, and is not intended to operate for the benefit of, any third parties (including the Company), unless otherwise explicitly provided for herein.

13.6	Set-off and Retention
Except as expressly set forth in this Agreement, no Party shall be entitled to any set-off (Aufrechnung) or retention (Zurückbehaltung) with respect to any rights or claims under this Agreement unless the right or claim of the Party claiming a right of set-off or retention has been acknowledged in writing by the respective other Party or has been confirmed by a final decision of a competent court.
13.7	Further Assurances
Each Party agrees and shall ensure that neither such Party nor any of its Affiliates will, prior to Closing, enter into any transaction, which may prevent, delay or interfere with the consummation of the transactions contemplated by this Agreement.
13.8	Several Debtors
If and to the extent Seller 1, Seller 2 and Seller 3 can be held liable under this Agreement, they shall be liable as several debtors (Teilschuldner) only and not as joint and several debtors (Gesamtschuldner).
13.9	Designee
Purchaser shall have the right to designate, before the Closing Date, an acquiring company (“Designee”) that it controls directly or indirectly or that is controlled directly or indirectly by a direct or indirect shareholder of Purchaser to assume all or parts of Purchaser’s rights and obligations arising from or in connection with this Agreement, provided that Purchaser notifies Sellers in writing of the name of the Designee at least 5 Business Days prior to the

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Closing Date. In such case, the Designee shall succeed Purchaser in such rights and obligations arising from or in connection with this Agreement including statutory rights and obligations, rights and obligations pursuant to the rules of culpa in contrahendo and accessory rights and obligations (Vertragsübernahme), provided that the Designee and Purchaser shall remain joint and several liable towards the Sellers for all obligations of Purchaser under or in connection with this Agreement, such succession and assumption becoming effective on the date Purchaser and the Designee submit to Sellers a written deed of accession, substantially in the form as attached as Exhibit 13.9. The other Parties hereby accept such assumption and transfer of rights and obligations.
13.10	Severability
Should any provision of this Agreement, or any provision incorporated into this Agreement in the future, be or become invalid or unenforceable, the validity or enforceability of the other provisions of this Agreement shall not be affected thereby. The invalid or unenforceable provision shall be deemed to be substituted by a suitable and equitable provision which, to the extent legally permissible, comes as close as possible to the intent and purpose of the invalid or unenforceable provision. The same shall apply: (i) if the Parties have, unintentionally, failed to address a certain matter in this Agreement (Regelungslücke); in this case a suitable and equitable provision shall, to the extent legally permissible, be deemed to have been agreed upon which comes as close as possible to what the Parties, in the light of the intent and purpose of this Agreement, would have agreed upon if they had considered the matter; or (ii) if any provision of this Agreement is invalid because of the scope of any time period or performance stipulated herein; in this case a legally permissible time period or performance shall, to the extent legally permissible, be deemed to have been agreed which comes as close as possible to the stipulated time period or performance.
13.11	Interpretation
Terms to which a German translation has been added shall be interpreted throughout this Agreement according to the meaning assigned to them by the German translation. In this Agreement, the term “including” shall mean including without limitation.
SECTION 14. GOVERNING LAW, JURISDICTION, SERVICE OF PROCESS
14.1	Governing Law
This Agreement shall be subject to and governed by the laws of the Federal Republic of Germany (excluding its conflict of laws rules). The United Nations Convention on Contracts for the International Sale of Goods (CISG) shall not apply.
14.2	Jurisdiction
The courts of Frankfurt am Main, Germany, shall have the exclusive jurisdiction for all disputes arising out of or in connection with this Agreement.

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14.3	Service of Process

(a)	Purchaser hereby appoints Latham & Watkins LLP, Maximilianstrasse 11, 80539 Munich, Germany, to the attention of Stefan Süß and Volkmar Bruckner, as its agent for service of process (Zustellungsbevollmächtigter) for all legal proceedings involving Purchaser arising out of or in connection with this Agreement. This appointment shall only terminate upon the appointment of another agent for service of process domiciled in Germany. Purchaser shall promptly after the date hereof and upon the appointment of any new agent for service of process (as the case may be) issue to the agent a written power of attorney (Vollmachtsurkunde) and shall irrevocably instruct the agent to submit such deed in connection with any service of process under this Agreement.

(b)	Each of Seller 2 and Seller 3 hereby appoints Heymann & Partner Rechtsanwälte, Taunusanlage 1, 60329 Frankfurt am Main, Germany, to the attention of Dr. Henning Bloss, as its agent for service of process (Zustellungsbevollmächtigter) for all legal proceedings involving Purchaser arising out of or in connection with this Agreement. This appointment shall only terminate upon the appointment of another agent for service of process domiciled in Germany. Each of Seller 2 and Seller 3 shall promptly after the date hereof and upon the appointment of any new agent for service of process (as the case may be) issue to the agent a written power of attorney (Vollmachtsurkunde) and shall irrevocably instruct the agent to submit such deed in connection with any service of process under this Agreement.
***

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Q-Cells SE
Frankfurt, March 22, 2010
Place, Date

/s/ Daniel Jamin
Name:	Daniel Jamin (based on Power of Attorney dated 18 Feb 2010)
Title:	Attorney at Law

Renewable Energy Corporation ASA
Frankfurt, March 22, 2010
Place, Date

/s/ Eva Prinz
Name:	Eva Prinz, based on Power of Attorney dated 11 March 2010
Title:	Attorney at Law

Evergreen Solar, Inc.
Frankfurt, March 22, 2010
Place, Date

/s/ Henning Bloss
Name:	Henning Bloss (based on Power of Attorney dated 24 Feb 2010)
Title:	Attorney at Law

Rolling Hills S.à r.l.
Frankfurt, March 23, 2010
Place, Date

/s/ Malte Iversen
Name:	Malte Iversen, based on Power of Attorney dated 8 March 2010
Title:	Attorney at Law